EXHIBIT 5.1


                                February 18, 2009

Modavox, Inc.
Attn:  David J. Ide
1900 W. University Drive, Suite 230
Tempe, AZ 85281

      Re: Arkin Nonqualified Stock Option Agreement

Ladies and Gentlemen:

      We are providing this opinion in connection with the registration statement of Modavox, Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance by the Company of up to an aggregate of 1,488,156 shares of common stock, par value $0.0001 per share, of the Company (the "Shares") issuable pursuant to the Arkin Nonqualified Stock Option Agreement dated May 31, 2005 (the "Arkin Agreement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

      We have examined (i) the Registration Statement; (ii) the Company's Certificate of Incorporation, as amended to date; (iii) the Bylaws of the Company, as amended to date; (iv) the Arkin Agreement; (v) the corporate proceedings relating to the Registration Statement and the transactions contemplated thereby; and (vi) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

      In rendering the opinion set forth below, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; and
(vi) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws.

      We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

      Based upon and subject to the foregoing, we are of the opinion that:

      1) when (i) the Registration Statement becomes effective under the Act;
(ii) if issued in physical form, certificates representing the Shares have been duly executed by the duly authorized officers of the Company in accordance with applicable law or, if issued in book entry form, an appropriate account statement evidencing the Shares credited to the recipient's account maintained with the Company's transfer agent for the Company's common stock has been issued by said transfer agent, and (iii) such Shares have been delivered and paid for in accordance with the terms and conditions of the Arkin Agreement for consideration constituting lawful consideration under Delaware law, the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                    Very truly yours,

                                    /S/ STEVEN P. EMERICK

                                    QUARLES & BRADY LLP